Exhibit 10.26

December 23, 2009

Mr. William J. Brady

32 Lehigh Road

Wellesley, MA 02482

Re: Employment as Mascoma’s Chief Executive Officer

Dear Bill:

I am delighted to confirm the terms on which you will be employed by Mascoma Corporation (the “Company”).

1. Position. You will serve as Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”). In addition, you will serve without further compensation as a member of the Board for so long as you remain the Company’s Chief Executive Officer. You agree to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time, which shall be consistent with those duties normally required of a Chief Executive Officer. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. Your principal work location will be the Company’s office in Lebanon, New Hampshire.

2. Start Date. It is expected that your employment will begin on January 6, 2010 (the “Start Date”).

3. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, pursuant to this letter agreement, the Company will provide you the following pay and benefits:

a. Base Salary. The Company will pay you a base salary at the rate of $13,076 bi-weekly ($340,000 per year), payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase, but not decrease, from time to time by the Board in its discretion (“Base Salary”).

b. Living Expenses. To assist you with your living and relocation expenses, the Company shall pay you $3,000 per month on the Company’s last payroll date in each calendar month of 2010 (“Living Expenses”), subject to your continued employment with the Company. The Living Expenses, like the Base Salary, shall be treated as W-2 income.

Mascoma Corporation    67 Etna Road Suite 300    Lebanon, NH 03766    603.676.3320    www.mascoma.com

Mr. William J. Brady

December 23, 2009

c. Performance Bonus Compensation. During your employment, you will be considered annually, at the end of each calendar year, for a performance bonus of up to 50% of your Base Salary then in effect. Performance bonus compensation in any year, if any, will be determined by the Board based on its assessment of your performance and that of the Company, relative to milestones to be agreed upon between you and the Board at the beginning of each such year, and otherwise in accordance with a general executive bonus program to be established and agreed upon by you and the Board’s Compensation Committee. All bonuses shall be paid within thirty (30) days after the end of the period to which they relate.

Should the Board determine that you exceeded performance milestones, the Board will consider additional bonus payments at its discretion.

d. Equity. At the next regular meeting of the Board following the Start Date, subject to all necessary shareholder and Board approvals, it is expected that you will be awarded an option to purchase 2,010,019 shares of Common Stock (the “Initial Grant”) with the potential to be awarded additional options to purchase Common Stock in each of 2010, 2011 and 2012, each in the number of 223,335 shares (the “Variable Grants”) at a purchase price equal to the fair market value as determined by the Board, as of the date of the award of the Initial Grant and each Variable Grant, as applicable, subject to the terms of a stock option agreement. The Variable Grants shall be made in the sole discretion of the Board and each shall be fully vested on the date of grant. The stock option agreement as applicable to the Initial Grant will provide, among other things, that the option will be subject to vesting as follows: the option to purchase 20% of the shares shall vest on the first anniversary of the grant date, provided you are employed by the Company on that date, and the option to purchase the remainder shall vest in equal monthly installments over the following 48 months following the first anniversary of the grant date, provided that you remain in the Company’s employ at each such vesting date.

The Initial Grant (and any other stock option grants you may receive in the future) shall be subject to acceleration as follows:

(i) In the event of a Change of Control (as defined below), fifty percent (50%) of the unvested portion of the Initial Grant will vest immediately.

(ii) One hundred percent (100%) of the then unvested portion of the Initial Grant will vest immediately, in the event either that (A) you are terminated without Cause (as defined below) or your employment is Constructively Terminated (as defined below), in both cases, within twelve months following a Change of Control, or (B) you remain employed with the Company for twelve consecutive months after a Change of Control.

(iii) “Change of Control” means a merger or acquisition of the Company in a transaction pursuant to which the shares of the Company outstanding immediately prior to such transaction represent, or are converted into or exchanged for shares that represent,

Mr. William J. Brady

December 23, 2009

less than fifty percent (50%) of the voting power of the surviving entity in such transaction, or sale of all or substantially all of the assets of the Company; provided, that a venture capital or other equity financing or financings of the Company shall not constitute a “Change of Control” hereunder.

You will also be eligible to receive additional grants from time to time as the Board may award in its discretion.

e. Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, and executive employees of the Company specifically, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., severance pay). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit. Notwithstanding the foregoing, in light of the provision of Living Expenses, you acknowledge that you shall not be entitled to reimbursement for relocation expenses from the Company.

f. Vacations. You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of four weeks’ vacation and ten paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

g. Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any reasonable restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

4. Term and Termination. Your employment under this letter agreement shall continue until terminated pursuant to this Paragraph 4. Your employment with the Company is an “at-will” employment and, subject to the conditions of this Paragraph 4, may be terminated by either party at any time with or without Cause.

a. The Company may terminate your employment for “Cause” immediately upon written notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the non-employee members of the Board in its reasonable judgment, shall constitute Cause for termination: (i) fraud or embezzlement with respect to the Company or any subsidiary; (ii) other material misconduct by you in connection with the Company, including, without limitation, misappropriation of funds or property other than occasional, customary and de minimis use of Company property for personal purposes; (iii) your gross

Mr. William J. Brady

December 23, 2009

negligence or willful misconduct with respect to the Company or any subsidiary; (iv) your commission of (A) any felony or (B) a misdemeanor involving moral turpitude, fraud or misrepresentation; (v) your breach of any material terms of this letter agreement or any other agreement to which you and the Company are both parties; (vi) your dishonesty to the Board or any Board member regarding any matter related to the Company; or (vii) your willful insubordination or disregard of the legal directives of the Board which are not inconsistent with the scope and nature of your duties or your ethical obligations.

b. The Company may terminate your employment at any time other than for Cause with thirty (30) days written notice to you. The Company may relieve you of your duties during this notice period.

c. If you are terminated without Cause or Constructively Terminated (as hereinafter defined), then (i) the Company will continue to pay you your salary as in effect on the date of your termination for six (6) months (“Salary Continuance”), to commence as set forth in Paragraph 4(i) below and otherwise subject to Paragraph 4(i), and (ii) all shares subject to stock options and shares of restricted stock then held by you shall vest, as of the termination date, as if they were held for an additional twelve (12) months. Exercise of such option shall be subject to the applicable stock option plan, including without limitation a 90 day limit on post-termination exercise. In addition, the Company may, in the complete discretion of the Board, enhance the Salary Continuance with a payment of a pro rata portion of the bonus pursuant to Paragraph 3(c). Notwithstanding the foregoing, if the Company ceases active business operations in 2010 due to insufficient financing and your employment is terminated in 2010 for a reason that qualifies you for Salary Continuance, the period of Salary Continuance shall be nine (9) months.

d. If you are terminated without Cause or Constructively Terminated, then subject to your continued eligibility for group health and dental plan continuation under COBRA, the Company shall pay the same amount toward premiums for you for such coverage as it pays towards premiums for coverage of you on the date of termination subject to Paragraph 4(i) below, with such payments to continue effective for twelve (12) months following your termination (“Paid COBRA Coverage”). The Company shall have the right to recover the remaining portion of such premiums from any Salary Continuance for such period as Salary Continuance is in effect. Thereafter, the Company’s obligation to provide paid COBRA coverage shall be subject to your timely payment of the remaining portion of such premiums.

e. For purposes of this letter agreement, “Constructively Terminated” shall mean a resignation of your employment if you resign from your employment hereunder due to the occurrence of any of the following without your express written consent: (i) notice that you are required to relocate to a location that is both (A) greater than 50 miles from the Lebanon, NH location and (B) outside a 50 mile radius of Boston, MA; (ii) any material diminution in your authority, duties or responsibilities; (iii) a change in your reporting obligations such that you report to a corporate officer or employee instead of directly to the Board; or (iv) any material diminution of your base salary; provided, that if the Board has determined that it is in the best

Mr. William J. Brady

December 23, 2009

interests of the Company to reduce compensation generally, such reduction shall not provide a basis for you to be Constructively Terminated if (A) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (B) the reduction does not reduce the salary by more than 10% below the level then in effect. Each of (i) to (iv) above is referred to as a “Constructive Termination Condition.” In addition to the foregoing, your right to have a Constructive Termination is subject to the following: (i) you must provide written notice to the Company of the occurrence of one of the Constructive Termination Conditions within 90 days of its initial existence; (ii) the Company must be given a period of at least 30 days to remedy such Constructive Termination Condition; (iii) the Company must fail to remedy the Constructive Termination Condition within such period; and (iv) you must leave employment within one year of the initial existence of such Constructive Termination Condition.

f. Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, including your rights to paid COBRA coverage, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

g. Except as otherwise provided in this letter agreement, upon any termination of your employment with the Company for any reason, vesting of any restricted stock or stock options which the Company may have granted to you shall cease immediately and the Company shall have the right to repurchase all then unvested shares of restricted stock at cost, as will be further set forth in your restricted stock purchase agreement.

h. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality and Developments Agreement and Noncompetition Agreement, each of which you will execute as a condition to your employment under this letter agreement.

i. Payment of Salary Continuance and Paid COBRA Coverage in the event of a termination without Cause or a Constructive Termination are subject to your agreement to a release of claims against the Company and related persons and entities in a form satisfactory to the Company, which may further include other post-termination commitments by you, including nondisparagement and reasonable availability to provide assistance with transitional and litigation matters (the “Release”). Payment of Salary Continuance and Paid COBRA Coverage will be in lieu of any entitlement you may otherwise have under any Company policy, practice or agreement (other than this letter agreement) with respect to notice of termination, pay in lieu of notice of termination or other severance payment or benefit from any other Company source. The Company shall tender a Release to you within seven days of the date of termination; provided the termination is a termination without Cause or a Constructive Termination. You shall be given the opportunity to consider such release for 21 days before being required to sign it and to revoke it within seven days after signing it. If you sign the Release and it becomes

Mr. William J. Brady

December 23, 2009

effective, the Company shall commence payment of Salary Continuance on the first payroll date occurring more than 35 days after the date of termination. Notwithstanding the foregoing, Paid COBRA Coverage shall commence effective immediately after the date of termination subject to your election of COBRA coverage, but shall cease if you do not sign the release within the 21- day period or it does not become effective.

5. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

a. The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form 1-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

b. Your execution and delivery of the enclosed Confidentiality and Developments Agreement.

c. Your execution and delivery of the enclosed Noncompetition Agreement.

6. Miscellaneous.

a. This letter agreement, together with the restricted stock agreement regarding the stock grant, the Confidentiality and Developments Agreement and the Noncompetition Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

b. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement.

c. This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

d. This letter agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its conflict-of-laws principles.

Mr. William J. Brady

December 23, 2009

This offer of employment will expire on December 24, 2009 unless accepted by you on or prior to such date.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

MASCOMA CORPORATION

/s/ Bruce A. Jamerson
Bruce A. Jamerson
Chairman, Board of Directors

Date:	December 23, 2009

Agreed and Accepted:

/s/ William J. Brady
William J. Brady

Date:	Dec. 26, 2009